Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Columbia Laboratories Inc. of our reports dated March 25, 2008, relating to our audits of the consolidated financial statements and the financial statement schedule, which appear in the amendment to the Annual Report on Form 10-K/A of Columbia Laboratories Inc. for the year ended December 31, 2009.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
New York, New York
September 27, 2010